Exhibit 99.1

News Release

APPLIED MATERIALS ANNOUNCES AGREEMENT WITH SAMSUNG ELECTRONICS

SANTA CLARA, Calif., Nov. 29, 2010 — Applied Materials, Inc. (NASDAQ: AMAT) announced today that it has entered into a settlement agreement (the “Agreement”) with Samsung Electronics Co., Ltd. (“Samsung”). The Agreement resolves potential civil claims and removes the risk of civil litigation between the parties relating to the alleged acquisition, misappropriation and misuse of Samsung confidential semiconductor information in Korea. It also establishes a broad framework of incentives to Samsung for the future relationship between the two companies.

“We are pleased that we have reached this agreement with one of our largest and most important customers,” said Mike Splinter, chairman and chief executive officer. “I am confident that this agreement will extend the mutually-beneficial and long-term relationship between our two companies.”

Under the Agreement, which is generally effective for a three-year period starting November 1, 2010, Applied will provide volume-based rebates on purchases of semiconductor products by Samsung and its affiliated companies. Applied also will provide volume-based incentives related to Samsung’s use of Applied systems (i) for production of semiconductor devices in applications for which Samsung has not previously used Applied systems, and (ii) for joint development activities. In addition, the agreement includes volume-based credits for certain upgrades, engineering services and spare parts. The financial impact of the above rebates and incentives on Applied’s consolidated results of operations and financial position will depend on the volume of purchases by Samsung after the effective date of the Agreement. In fiscal 2009, Samsung accounted for approximately 10% of Applied’s consolidated net sales. Applied currently expects that operating margins for its Silicon Systems Group will be consistent with its previously-released segment financial model, with downside risk of no more than one percentage point below the low end of the range. A copy of the model is available on Applied’s website at www.appliedmaterials.com or by clicking the following link http:/ www.appliedmaterials.com/sites/default/files/SSG_Model_2010.pdf.

The settlement terms of the Agreement pertain to potential civil claims between the parties and are separate from and do not affect criminal proceedings against individual defendants, including the current proceedings pending against employees of several companies (including certain current and former Applied Materials Korea employees) in the Seoul Eastern District Court of the Republic of Korea. Neither Applied nor any of its subsidiaries is a defendant in these proceedings.

Safe Harbor Statement

This release contains forward-looking statements, including those relating to future business activities and the financial impact of the agreement. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation: the volume of Samsung’s purchases of Applied semiconductor products; Applied’s ability to accurately forecast the financial impact of the agreement, including with respect to the segment financial model, which depends on multiple factors; and other risks described in Applied’s SEC filings, including its most recent Form 10-Q. All forward-looking statements are based on management’s estimates, projections and assumptions as of November 29, 2010, and Applied undertakes no obligation to update any such statements.

About Applied Materials

Applied Materials, Inc. (Nasdaq:AMAT) is the global leader in providing innovative equipment, services and software to enable the manufacture of advanced semiconductor, flat panel display and solar photovoltaic products. Our technologies help make innovations like smartphones, flat screen TVs and solar panels more affordable and accessible to consumers and businesses around the world. At Applied Materials, we turn today’s innovations into the industries of tomorrow. Learn more at www.appliedmaterials.com.

Contact:

Howard Clabo (editorial/media) 408.223.5864

Michael Sullivan (financial community) 408.986.7977